UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AppTech Payments Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act rules 14a6(i)(1) and 0-11

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2025

Dated: May 23, 2025

This supplement (the “Supplement”) to the proxy statement of AppTech Payments Corp. (the “Company”), dated April 17, 2025 (the “Proxy Statement”), is being furnished to stockholders of record of the Company as of March 31, 2025, in connection with the Company’s Annual Meeting of Stockholders to be held on May 28, 2025 (the “Annual Meeting”). This Supplement should be read together with the Proxy Statement, which should be read in its entirety. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

Director and Officer Resignations

As described in the Company’s 8-K filed with the SEC on May 19, 2025, Luke D’Angelo resigned as Class II director, Chairman of the Board of Directors (the “Board”) and as an employee of the Company. On the same date, Virgilio Llapitan resigned as President, Chief Operating Officer, and as a Class II Director of the Company. Neither Mr. D’Angelo’s nor Mr. Llapitan’s resignation was due to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. As of the date of this Supplement, the Board has not appointed any replacements for these positions.

Following the departure of Mr. D’Angelo and Mr. Llapitan, the Board is currently composed of three directors: Thomas J. Kozlowski, Jr., Calvin D. Walsh, and Albert L. Lord. The Board is evaluating committee composition and will appoint replacements to any affected committees in due course, if necessary.

The resignations do not affect the nominees for election to the Board at the Annual Meeting, nor do they affect any of the other proposals described in the Proxy Statement. The Board’s slate of nominees for election as directors at the Annual Meeting remains unchanged. No action is required by stockholders with respect to these resignations, and any votes previously submitted by proxy will remain valid and will be voted as instructed on the proxy card.

This Supplement does not change or update any of the proposals to be acted upon at the Annual Meeting, nor does it change the record date for the Annual Meeting. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions. Proxies already returned by stockholders will remain valid and will be voted as directed at the Annual Meeting unless revoked.

None of the items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions. Information about how to vote your shares is available in the Proxy Statement.

Contact Information

If you have any questions about the information contained in this Supplement or the Proxy Statement, please contact:

Investor Relations AppTech Payments Corp. 5876 Owens Ave., Suite 100 Carlsbad, California 92008 (760) 707-5955 IR@apptechcorp.com.

By Order of the Board of Directors,

/s/ Thomas DeRosa

Thomas DeRosa
May 23, 2025

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